EXHIBIT 3.72

OPERATING AGREEMENT

COLONIAL DOWNS, LLC

THIS OPERATING AGREEMENT (“Agreement”) is made as of August 30, 2002 by COLONIAL HOLDINGS, INC., a Virginia corporation (“Colonial Holdings” or the “Member”), as the sole initial Member and the sole initial Manager of COLONIAL DOWNS, LLC, a Virginia limited liability company (the “Company”). (Colonial Holdings and all subsequent members of the Company are referred to collectively as the “Members”).

NOW, THEREFORE, the parties agree as follows:

1.             ORGANIZATION.

1.1          Formation. The Company is a Virginia limited liability company and shall be subject to the terms of this Agreement.

1.2          Name and Address. The Company’s name is Colonial Downs, LLC. The Company’s principal business office shall be located at 10515 Colonial Downs Parkway, New Kent, Virginia 23219, or such other place as the Manager may advise the Members.

1.3          Purpose. The Company’s purpose is to hold, operate, improve, lease, finance, refinance and dispose of certain real estate located in New Kent County, Virginia (the “Property”).

1.4          Term. The Company shall have a perpetual duration, unless terminated sooner as provided below or in the Virginia Limited Liability Company Act, Chapter 12 of Title 13.1 of the Code of Virginia of 1950, as amended and in force from time to time (the “Act”).

2.             CAPITAL CONTRIBUTIONS.

2.1          Initial Contributions. Colonial Holdings, as the sole initial Member, has contributed funds to the Company’s capital sufficient to acquire the Property described in Exhibit A hereto.

2.2          Additional Contributions. No Member shall be required to make additional contributions to the Company’s capital, nor shall any Member be personally liable for any Company obligations.

2.3          Interest and Return of Capital. No Member will receive interest on any contributions to the Company’s capital. Except as expressly provided in Section 7 below, no Member may withdraw from the Company nor require the Company to liquidate its interest in the Company before the Company’s dissolution and termination.

2.4          Advances. Any advance of money by a Member to the Company and any payment made by a Member in satisfaction of a Company liability shall be considered a loan from the Member to the Company. The Company shall repay all such loans from a Member, upon such terms and with such interest as is mutually agreed upon in writing by the advancing Member and the Company.

3.             DISTRIBUTIONS TO MEMBERS.

3.1          Ratio. Cash Available for Distribution, as defined below, shall be distributed to the Members in proportion to their Membership Interests, as defined below.

3.2          Definitions.

3.2.1  Cash Available for Distribution means revenues from the Property’s operation, mortgage refinancing and sales of Company property, to the extent such revenues exceed Company expenses, debt service obligations and a reserve for contingencies as determined by the Manager in their reasonable discretion.

3.2.2  Membership Interests of the Members means such Member’s percentage ownership interest in the Company and rights and obligations with respect thereto. The Members’ Membership Interests in the Company shall be as follows:

Colonial Holdings                100%

4.             ALLOCATION OF PROFIT AND LOSS.

4.1          Capital Accounts. A separate Capital Account shall be maintained for each Member in accordance with Section 1.704.1(b) of the regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”).

4.2          Effect of Sale or Exchange. In the event of a permitted sale, exchange or other assignment of a Membership Interest in the Company, the Capital

Account of the assignor shall become the Capital Account of the assignee to the extent it relates to the assigned Membership Interest.

4.3          Distributions. All distributions of cash or other property (except upon the Company’s dissolution, which shall be governed by the applicable provisions of the Act and Section 8 hereof) shall be made to the Members on a pro rata basis in accordance with their respective Membership Interests. All distributions of cash or property shall be made at such time and in such aggregate amounts as determined by the Manager. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section.

4.4          Allocations. All items of income, gain, loss, deduction and credit, whether resulting from operations of the Company or in connection with its dissolution, shall be allocated to the Members’ Capital Accounts as well as for federal, state and local income tax purposes to the Members on a pro rata basis in accordance with their respective Membership Interests.

5.             FINANCIAL RECORDS. The Company shall maintain such bank accounts as the Manager considers appropriate. Withdrawals from such accounts may be made by such persons as the Manager determines. The Company shall maintain full and accurate books at its principal office. All Members shall have the right to inspect and examine the books at all reasonable times.

6.             MANAGEMENT.

6.1          Manager. Colonial Holdings shall serve as the Company’s initial manager (the “Manager”) until replaced by vote of Members holding a majority of the Membership Interests. The Manager shall have full charge of the management, conduct and operation of the Company’s business and shall take all action required of the Company hereunder. The Manager shall have all of the powers, authority and rights to act on the Company’s behalf as the Manager considers consistent with the furtherance of any Company purpose and appropriate for the conduct of the Company’s business. Without limiting the foregoing, the Manager shall have the right to purchase, sell, lease and otherwise dispose of the Property and to borrow on the Company’s behalf with or without providing security for such borrowing.

6.2          Other Members. No Member other than the Manager shall take part in the management or control of the Company’s business, nor shall have any authority to act on behalf of or otherwise bind the Company.

6.3          Third Party Reliance. Whenever action is required by the Company, the action of the Manager acting alone shall be required and shall be sufficient to bind the Company. Any document obligating the Company shall be signed by the Manager on the Company’s behalf and no other signature shall be required. Any party doing business with the Company shall not be required to determine if the Manager has actual authority to act on the Company’s behalf and may rely on documents signed by the Manager on the Company’s behalf.

6.4          Reimbursement. The Company shall reimburse the Manager for out-of-pocket expenses incurred on the Company’s behalf in the Company’s organization and conduct of the Company’s business.

7.             ASSIGNMENTS; RESIGNATIONS.

7.1          Assignment and Admission Generally. No Membership Interest of a Member shall be sold, exchanged, conveyed, transferred or otherwise assigned, either in whole or in part, and whether before, upon or after such Member’s dissolution or death (i) except as provided in Section 7.2 hereof or upon the written consent of the Members, or (ii) unless at the time there is only a single Member, in which case no such consent shall be required. Notwithstanding the foregoing, no assignee of a Membership Interest shall be admitted as a Member of the Company, except upon the written consent of the Members. Upon any such admission, the assignee shall automatically become bound and obligated as a Member hereunder, and shall execute all such documents and instruments as the Manager deems appropriate to evidence such admission. The Manager may require the assignee to pay all reasonable expenses in connection with such admission.

7.2          Encumbrances. The Membership Interest of a Member, or the right to distributions therefrom, may be pledged, hypothecated, subjected to a security interest or otherwise encumbered to secure a bona fide borrowing; provided, that the instrument evidencing such encumbrance is duly filed with the Company. Notwithstanding the foregoing, no person who acquires any Membership Interest as a result of such an encumbrance shall be admitted as a Member except upon written consent of the Members. If such consent is given, such person shall automatically become bound and obligated as a Member hereunder, and shall execute all such documents and instruments as the Members deem appropriate to evidence such admission. The Manager may require such person to pay all reasonable expenses in connection with such admission.

7.3          Absolute Prohibition. Notwithstanding any other provision in this Section 7, the Membership Interest of a Member, in whole or in part, or any rights to distributions therefrom, shall not be sold, exchanged, conveyed, transferred, pledged, hypothecated, subjected to a security interest or otherwise assigned or encumbered, if (i) the Company is then classified for federal income tax purposes as a partnership and as a result of such action, the Company’s partnership status would be terminated for federal income tax purposes in the opinion of counsel for the Company (unless the remaining Members holding a majority of the Membership Interests held by all the remaining Members consent to such termination) or (ii) such action would result in a violation of federal or state securities laws in the opinion of counsel for the Company.

7.4          Acquisition Of Additional Membership Interests; Admission. No person shall be permitted to acquire any Membership Interest from the Company, in addition to that acquired by the initial Member as of the date hereof, except upon the written consent of the Members. Notwithstanding the foregoing, any person who acquires a Membership Interest from the Company, other than the Membership Interest acquired by the sole initial Member as of the date hereof, shall not be admitted as a Member of the Company with respect to such Membership Interest except upon the written consent of the Members. Upon any such admission, such person shall automatically become bound and obligated as a Member hereunder, and shall execute all such documents and instruments as the Manager deems appropriate to evidence such admission. The Manager may require such person to pay all reasonable expenses in connection with such admission.

7.5          Resignation. No Member shall be entitled to resign from the Company, except upon the unanimous written consent of the Members.

7.6          Additional Requirements. In addition to all requirements imposed in this Section 7, any admission of a Member or assignment of a Membership Interest shall be subject to all restrictions relating thereto expressly imposed by the Act or the Company’s Articles of Incorporation.

7.7          Effect Of Prohibited Action. Any assignment or other action in violation of this Section 7 shall be void ab initio and of no force or effect whatsoever.

8.             DISSOLUTION AND TERMINATION

8.1          Generally. The Company shall be dissolved and terminated before the end of its term upon the first to occur of the following events (“Liquidating Events”):

1.             the unanimous vote of the Members to terminate the Company;

2.             the sale or other disposition of substantially all of the Company’s assets; or

3.             any event which under the express terms of the Company’s Articles of Incorporation requires dissolution of the Company.

The death, resignation, retirement, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates a Member’s continued membership in the Company shall not cause the Company to be dissolved.

8.2          Distributions. Upon the occurrence of a Liquidating Event, the Manager shall oversee the winding up of the Company’s business and shall liquidate or distribute in kind the Company’s assets. The Manager shall apply or distribute the proceeds of such liquidation and other Company assets as follows:

1.             first, to pay Company debts (including debts owed to Members) and liquidation expenses; and

2.             second, to the Members in accordance with Section 3.1 above.

8.3          No Deficit Restoration. No Member whose Capital Account has a deficit balance upon the Company’s liquidation shall be obligated to contribute to the Company’s capital with respect to such deficit. A deficit Capital Account shall not be considered to represent a Member’s obligation to the Company, any Company creditor or any other Member, for any purpose whatsoever.

8.4          Accounting. As soon as reasonably practical, the Manager shall provide each Member with a statement approved by the Manager that sets forth the Company’s assets and liabilities as of the date of complete liquidation and the manner in which the Company’s assets are to be distributed.

8.5          Termination of Company. Upon compliance with the foregoing distribution plan, the Manager shall prepare and file a certificate of cancellation on the Company’s behalf.

9.             GENERAL PROVISIONS.

9.1          Governing Law. This Agreement shall be construed and the Members’ rights and liabilities shall be determined in accordance with the laws of the Commonwealth of Virginia, other than its conflict of laws provisions.

9.2          Binding Effect. This Agreement shall be binding on and inure to the benefit of the Members’ successors in interest.

9.3          Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

9.4          Entire Agreement. This Agreement contains the entire understanding between the Members regarding the subject matter of this Agreement and supersedes all prior written or oral agreements between them regarding the subject matter of this Agreement. No representation, agreement, arrangement or understanding, oral or written, exists between the Members relating to the subject matter of this Agreement, that is not fully expressed herein.

The undersigned, being the sole initial Member of the Company as of the date hereof, hereby agrees, acknowledges and certifies that the foregoing Operating Agreement constitutes the sole and entire Operating Agreement of the Company, adopted by the sole initial Member of the Company effective as of the date first written above, and shall be binding on the Company notwithstanding that the Company has only a single Member as of such effective date.

SOLE INITIAL MEMBER
AND MANAGER:	COLONIAL HOLDINGS, INC.,
a Virginia corporation

	By:	/s/ Ian M. Stewart
Ian M. Stewart, President

Exhibit A

Property Description

Tract One:  All that tract of land, with improvements thereon and appurtenances thereto, lying and being in Cumberland District, New Kent County, Virginia, containing 74.621 acres, as depicted on “Plat Showing 74.621 Acres of Land Lying East of Kentland Trail” dated May 8, 2002. Made by Koontz-Bryant, P.C., stamped and signed on September 20, 2002, by George L. Bryant, III, Land Surveyor. A true copy of the plat is attached hereto and recorded herewith. Reference is here made to the plat for a complete and accurate description of the land conveyed.

Tract Two:  All that tract of land, with improvements thereon and appurtenances thereto, lying and being in Cumberland District, New Kent County, Virginia, containing 136.0 + acres, as depicted on “Plat Showing 136.0 + Acres of Land Lying Southwest of Kentland Trail” dated May 8, 2002. Made by Koontz-Bryant, P.C., stamped and signed on September 20, 2002, by George L. Bryant, III, Land Surveyor. A true copy of the plat is attached hereto and recorded herewith. Reference is here made to the plat for a complete and accurate description of the land conveyed.

Tract Three:  All that tract of land, with improvements thereon and appurtenances thereto, lying and being in Cumberland District, New Kent County, Virginia, containing 61.651 acres, as depicted on “Plat Showing 61.651 Acres of Land Lying North of Kentland Trail” dated May 8, 2002. Made by Koontz-Bryant, P.C., stamped and signed on September 20, 2002, by George L. Bryant, III, Land Surveyor. A true copy of the plat is attached hereto and recorded herewith. Reference is here made to the plat for a complete and accurate description of the land conveyed.